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                                                                    Exhibit 99.1

                               [GBC LETTERHEAD]

                                                   Contact: Joseph J. LaPorte
                                                       Date: October 20, 1997







                           GBC TO ACQUIRE IBICO AG


        Northbrook, IL, October 20, 1997... General Binding Corporation (Nasdaq: GBND) announced today that it has entered into a definitive agreement to acquire Ibico AG. Headquartered in Zurich, Switzerland, Ibico is a privately-held manufacturer and marketer of document binding and laminating products. Terms of the transaction, the consummation of which is subject to certain regulatory approvals, were not disclosed.

        Ibico was founded in 1969 by Dr. Ueli Wolfensberger, who is the company's sole shareholder. The company manufactures, sources, and distributes binding machines and supplies, laminators and laminating films, and calculators. Worldwide Ibico revenues in 1997 will be approximately $110 million. Ibico products will continue to be marketed under that brand name, and the company will become part of GBC's Office Products Group, headed by Group President Howard Green.

        "This acquisition will expand the geographic reach of both organizations, bring improved access to key markets outside the United States, and also provide synergies in logistics, purchasing, product development and manufacturing," said Govi C. Reddy, president and chief executive officer of GBC. "It provides greater criticl mass to respond to the needs of significant customers, particularly within the consolidating office products distribution channel."

        Dr. Wolfensberger said that as a result of the merger, "Customers now will be able to access the full product line of both companies, and the efficiencies resulting from combining these organizations will be reflected in better value to the customers of Ibico and GBC and the ultimate consumer."

        Ibico's market is worldwide, and the company has manufacturing facilities in Germany, Portugal, and Mexico and distribution centers in 14 countries. Most of its US sales are to the superstore, wholesale, mail order and contract stationer distribution channels.

        Mr. Reddy noted that the Ibico acquisition will be accretive to earnings in 1999 by an estimated 10 to 15 cents per share; however, it will be dilutive by 20-25 cents per share in the first year.

        GBC is an innovative global technology leader in binding, film laminating and visual communication products. GBC products are marketed under the GBC, Quartet, VeloBind, Shredmaster, Bates, Sickinger, Pro-Tech, Fordigraph and US RingBinder brand names.



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The foregoing forward looking statements are based upon various assumptions.
Certain risks and uncertainties could cause actual results to differ materially from those stated. GBC assumes no obligation to update its forward looking statements.